Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Directors of NSTAR Electric Company:

We have reviewed the accompanying condensed consolidated balance sheet of NSTAR Electric and its subsidiaries as of March 31, 2007, and the related condensed consolidated statements of income, retained earnings for each of the three-month periods ended March 31, 2007 and March 31, 2006 and the condensed consolidated statement of cash flows for three-month periods ended March 31, 2007 and March 31, 2006. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2006, and the related consolidated statements of income, retained earnings and comprehensive income, and of cash flows for the year then ended (not presented herein), and in our report dated March 14, 2007 we expressed an unqualified opinion on those consolidated financial statements (our opinion contained an explanatory paragraph stating the company changed the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006).  In our opinion, the information set forth in the accompanying consolidated balance sheet information as of March 31, 2007, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note A-2 to the accompanying condensed consolidated financial statements, the Company recorded the transfer of net assets from its acquired companies by applying an "as if" pooling method which presents the financial statements as if the merger was completed as of the earliest period presented.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

May 11, 2007